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                                                Filed Pursuant to Rule 424)b)(3)
                                                Registration No. 333-127233

SUPPLEMENT

(TO PROSPECTUS SUPPLEMENT DATED DECEMBER 22, 2005
TO PROSPECTUS DATED AUGUST 26, 2005)

                           $859,857,000 (APPROXIMATE)

                           OWNIT MORTGAGE LOAN TRUST

                MORTGAGE LOAN ASSET-BACKED NOTES, SERIES 2005-5

                     MERRILL LYNCH MORTGAGE INVESTORS, INC.
                                   DEPOSITOR

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       Notwithstanding anything to the contrary in the attached Prospectus
Supplement, dated December 22, 2005 (the "Prospectus Supplement"), the following sections are hereby deleted and replaced as follows:

        (i) On page S-20, delete the Risk Factor entitled "Sequential right to receive principal payments may increase risk of loss to the class A-2B certificates."

       (ii) On page S-67, in the "Description of the Certificates -- Distributions -- Distributions of Principal" section, delete paragraph (1)(b) and replace it with the following:

            (b) the Group Two Principal Distribution Amount will be distributed sequentially, to the Class A-2A Certificates until the Certificate Principal Balance thereof has been reduced to zero and then to the Class A-2B Certificates until the Certificate Principal Balance thereof has been reduced to zero; provided, however, that on and after the Distribution Date on which the aggregate Certificate Principal Balance of the Class M, Class B and Class C Certificates has been reduced to zero, any principal distributions allocated to the Class A-2A and Class A-2B Certificates are required to be allocated pro rata, among such classes, based on their respective Certificate Principal Balances, until their Certificate Principal Balances have been reduced to zero;

       All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

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               The date of this Supplement is December 27, 2005.